Exhibit 10.5

Dated the ______day of ______, 2025

The Lender

and

Optimal AI Pte Ltd

as the Borrower

CONVERTIBLE LOAN AGREEMENT

This Convertible Loan Agreement (this “Agreement”) is made on the _____day of _____ , 2025

Between:

1)	The Lender listed in Schedule A attached hereto, as may be updated from time to time (the “Lender”); and

2)	Optimal AI Pte Ltd (UEN: 202428476D), a company incorporated in Singapore and having its registered office at 7 Straits View, Marina One East Tower, #05-01, Singapore 018936 (the “Borrower”)

Whereas:

A.	The Borrower is a Private Limited company incorporated under the Singapore Companies Act, Cap. 50;

B.	In connection with the Borrower’s total fundraising of approximately SGD1,200,000, (the “Pre-IPO Fundraising”), the Borrower will from time to time enter into loan agreements (each a “Loan” and collectively, the “Convertible Loan”), as such amount may be increased in the sole discretion of the Borrower; and

C.	In connection with the Pre-IPO Fundraising and as part of the Convertible Loan, the Lender agrees to grant the Borrower a Loan of an amount listed in Schedule A, in accordance with the terms and conditions of this Agreement.

It is agreed as follows:

1.	DEFINITIONS

1.1	In this Agreement, except to the extent that the context requires otherwise:

“Accrued Interest” means the interest accruing on the Principal Amount outstanding under the Loan at an IRR of 10% per annum and computed on the basis of a year of 365 days for the actual number of days elapsed;

“Approved Stock Exchange” means NASDAQ, the American Exchange (the “AMEX”), or any other stock exchange approved by the Borrower;

“Business Day” means a day (other than Saturday or Sunday or gazetted public holiday) on which commercial banks are open for business in Singapore;

“Common Shares” means the shares of the Borrower’s common stock;

“Discount Rate” means 50%;

“Drawdown” has the meaning given to such term in Clause 2.1;

“Drawdown Date” has the meaning given to such term in Clause 2.1;

“Event of Default” means any one of the events mentioned in Clause 4;

“Initial Public Offering” or “IPO” means the initial public offering of the common stock of the Borrower on an Approved Stock Exchange;

“IPO Conversion Formula” means:

Principal Amount

Number of Conversion Shares = ---------------------------------

Conversion Price

Where:

Number of Conversion Shares refers to the number of Common Shares to be issued on conversion of the Loan, with the Lender receiving such number of Common Shares in accordance with the Principal Amount outstanding under its respective Loan;

Conversion Price means the per share price of US$2.00, and

IPO Price refers to the offer price per Common Share in the IPO; provided, that if the IPO proceeds are in a currency other than Singapore Dollars, the offer price per Common Share in the IPO (in the relevant currency) shall be converted into a Singapore Dollar amount based on the prevailing exchange rate on the IPO Closing Date.

“IPO Closing Date” means the date of closing of an IPO;

“Majority Lenders” means a Lender or Lenders holding more than 50% of the aggregate Principal Amount of the Convertible Loan then outstanding;

“Maturity Date” means the date falling two (2) years from the initial Drawdown Date;

“Ordinary Shares” means common shares in the capital of Optimal AI Pte Ltd;

“Parties” means the Lender and the Borrower and a “Party” means either one of them;

“Principal Amount” means the principal amount of a Loan or the aggregate principal amount of the Convertible Loan, as the context so requires;

“Shareholder Approval” means the approval of the shareholders of the Borrower, as required under the Borrower’s constitutional documents and shareholders agreement;

“Singapore Dollar(s)” and “SGD” means the lawful currency of the Republic of Singapore;

“Trade Sale” means:

(a)	any transaction which results in the shareholders of the Borrower immediately prior to the transaction holding less than 50% of the shares of the Borrower immediately after the transaction, provided however that the issuance of the Borrower’s capital stock in an equity financing transaction the principal purpose of which is to raise operating capital for the Borrower shall not be considered a “Trade Sale”;

(b)	a merger or consolidation of the Borrower with or into any other corporation; and

(c)	a sale or disposition of all or substantially all of the assets or business of the Borrower.

“Trade Sale Repayment Formula” means:

Principal Amount

Amount Repaid = ---------------------------------

(1 – Discount Rate)

Where:

Amount Repaid refers to the amount to be repaid by the Borrower to the Lender, based on the Principal Amount outstanding under its respective Loan.

1.2	Except to the extent that the context requires otherwise, any reference in this Agreement to:

this “Agreement” includes this Agreement as from time to time amended, supplemented or modified, and any document which amends, supplements or modifies this Agreement, in accordance with Clause 9.1; and

a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality).

2.	THE AGREEMENT

Upon receipt of the Loan, the Borrower will execute and deliver this Agreement to the Lender.

2.1	Drawdown

The Borrower may draw on each Loan (each a “Drawdown”) at any time and from time to time (each date of a Drawdown, a “Drawdown Date”) up to the Principal Amount of such Loan, with the Drawdown Date more specifically defined to mean the date of receipt of Principal Amount by Borrower

2.2	Interest Rate and Repayment

The Loan shall bear no interest; provided however:

2.2.1	If the Borrower has not completed an IPO or a Trade Sale on or prior to the Maturity Date, the Borrower shall repay the Principal Amount outstanding under the Loan plus Accrued Interest on the Maturity Date.

2.2.2	Upon the completion of a Trade Sale, the Borrower shall repay the Loan in accordance with the Trade Sale Repayment Formula.

2.2.3	The Borrower shall immediately repay the Principal Amount outstanding under the Loan plus Accrued Interest with six (6) months’ notice from the Lender upon the occurrence of any of the following events:

a.	a material default under this Agreement by the Borrower, which default is not remedied within 30 days’ notice from the Majority Lenders specifically identifying the default and the actions to be taken to remedy such default; or

b.	a winding up petition or winding up order being issued against the Borrower and/or its principal subsidiaries.

2.3	Status

The Loan shall rank pari passu at all times with all other general unsecured obligations of the Borrower, save for such obligations which may be preferred by mandatory provisions of law.

2.4	Automatic Conversion

Upon the completion of an IPO, the Principal Amount outstanding under the Loan shall be automatically converted into the number of Common Shares calculated in accordance with the IPO Conversion Formula.

3.	REPRESENTATIONS AND WARRANTIES

3.1	The Borrower hereby represents and warrants to and for the benefit of the Lender as follows:

3.1.1	the Borrower is duly incorporated and validly existing under the laws of Singapore and has the power and authority to own its assets and to conduct the business which it conducts and/or proposes to conduct;

3.1.2	subject to the Shareholder Approval, the Borrower has the power to enter into, exercise its rights, and perform and comply with its obligations under this Agreement;

3.1.3	subject to the Shareholder Approval, the Borrower’s entry into, exercise of its rights, and/or performance of or compliance with its obligations under this Agreement do not and will not (a) violate any agreement to which it is a party or which is binding on it or its assets, or (b) result in the existence of, or oblige it to create any security over those assets;

3.1.4	no Event of Default has occurred, or will occur as a result of the advance of the Loan and the Borrower is not in breach of or default under any agreement thereby;

3.1.5	the Borrower is not involved whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings, nor, as far as the Borrower is aware, are any such proceedings pending or threatened against the Borrower; and

3.1.6	the Borrower solely owns and/or is the lawful licensee of, all relevant intellectual property rights which may subsist in the information technology and software products, solutions and/or services which it markets, sells or provides to its customers.

3.2	The Lender hereby represents and warrants to and for the benefit of the Borrower as follows:

3.2.1	the Lender has the power to enter into, exercise its rights, and perform and comply with its obligations under this Agreement;

3.2.2	the Lender’s entry into, exercise of its rights, and/or performance of or compliance with its obligations under this Agreement do not and will not (a) violate any agreement to which it is a party or which is binding on it or its assets, or (b) result in the existence of, or oblige it to create any security over those assets; and

3.2.3	the Lender has had an opportunity to ask questions of, and receive answers from, the officers of the Borrower concerning the Loan and the transactions contemplated by the Loan, as well as the Borrower’s business, management and financial affairs, which questions were answered to its satisfaction. Such Lender believes that it has received all the information such Lender considers necessary or appropriate for deciding whether to enter into the Loan. Such Lender acknowledges that any business plans prepared by the Borrower have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Such Lender also acknowledges that it is relying solely on its own counsel and not on any statements or representations of the Borrower or its agents for legal advice with respect to this investment or the transactions contemplated by the Loan.

4.	LENDER RIGHTS

4.1	The Borrower shall deliver to the Lender such information ordinarily provided to the Borrower’s shareholders, including:

4.1.1	The annual audited financial statements of the Borrower; and

4.1.2	The quarterly unaudited financial statements of the Borrower, together with a management report discussing operations and significant current developments in the Borrower’s business.

4.2	Prior to the IPO, the Borrower shall not perform any of the following matters without the consent of the Majority Lenders:

4.2.1	any repurchase of Common Shares; and

4.2.2	any change in the Borrower’s principal line of business;

provided, however, that no consent of the Majority Lenders shall be required if the Borrower undertakes any of the above matters in connection with any fundraising exercise where the net proceeds raised will be used towards the full repayment of the Convertible Loan.

4.3	Each Lender shall have a pre-emptive right to subscribe for its pro-rata shareholding proportion in the Borrower (calculated on a fully-diluted basis assuming full conversion of the Loan based on the offer price per share in the relevant offering) (the “Preemptive Right”), of any shares or securities offered by the Borrower prior to the IPO; provided that such right must be exercised by giving notice of acceptance to the Borrower within thirty (30) days from the date of such offer being notified to such Lender, as the case may be, failing which such right shall be deemed waived; provided, further, that the Preemptive Right shall not apply in the following issuances of shares or securities in the Borrower:

4.3.1	Common Shares issued pursuant to Clause 2.4;

4.3.2	shares issued pursuant to the Pre-IPO Fundraising;

4.3.3	shares issued pursuant to the conversion of any existing convertible securities in the Borrower;

4.3.4	shares issued pursuant to the Borrower’s employee equity plan, stock purchase plan, or similar benefit program or agreement;

4.3.5	shares issued pursuant to the IPO;

4.3.6	shares issued in connection with any share split, dividend or other similar event.

5.	LOCK UP AGREEMENT

Unless otherwise agreed in writing, no Lender shall sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of 50% of the Common Shares issued to such Lender pursuant to Clause 2.4, during the 180 day period following the IPO Closing Date (or such other period as may be requested by the Borrower or an underwriter to accommodate regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions, including, but not limited to, the regulations of the applicable Approved Stock Exchange). The Borrower may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of such 180 day (or other) period.

6.	EVENTS OF DEFAULT

6.1	The following are Events of Default:

6.1.1	the Borrower is (or could be deemed by law or a court to be) insolvent or is unable to pay its debts;

6.1.2	a binding order is made or an effective resolution passed for the winding-up or dissolution, judicial management or administration of the Borrower; or

6.1.3	an encumbrancer takes possession of, or an administrative or other receiver or an administrator is appointed for, the whole or any substantial part of the property, assets or revenues of the Borrower and is not discharged or stayed within thirty (30) days.

6.2	If at any time and for any reason (and whether within or beyond the control of any Party) any Event of Default has occurred and is continuing, then at any time thereafter, the Majority Lenders may by written notice to the Borrower require the Event of Default to be cured within 30 days of the notice, and failing such cure, the Majority Lenders may declare the Loan and any other sum then payable under this Agreement to be immediately due and payable, whereupon they shall become so due and payable.

7.	ASSIGNMENT

Save as expressly provided, no Party may assign or transfer all or part of its rights or obligations under this Agreement.

8.	AGREEMENT TO BIND SUCCESSORS AND ASSIGNS

In the event of the Lender’s death, this Agreement shall be binding on and shall inure for the benefit of each of the Lenders’ successors, estate and permitted assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

9.	REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

9.1	No failure on the part of the Lenders to exercise, and no delay on their part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).

Any provision of this Agreement may be amended or supplemented only if the Parties so agree in writing and any Event of Default, provision or breach of any provision of this Agreement may be waived before or after it occurs only if the Majority Lenders so agree in writing; provided, however that the terms of this Agreement may be amended or waived with the consent of the Majority Lenders and any such amendment or waiver shall be binding on all Lenders.

10.	COMMUNICATIONS

10.1	Each communication under this Agreement shall be made by electronic mail or otherwise in writing. Each communication or document to be delivered to any Party shall be sent to that Party at the electronic mail address or postal address, and marked for the attention of the person (if any), from time to time designated by that Party for the purpose of this Agreement.

10.2	Any communication from one Party to another Party shall be irrevocable, and shall not be effective until received by the other Party. Any other communication from one Party to the other Party shall be deemed to be received by such other Party (if sent by e-mail) on the day of dispatch or (in any other case) when left at the address required by Clause 9.1 within three days after being sent by prepaid post addressed to it at that address.

11.	PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

12.	EXPENSES

Each Party shall pay its own costs, expenses and disbursements, including the fees and expenses of its legal and other advisors, incurred in connection with the preparation of this Agreement and any other documents ancillary or incidental to it.

13.	CONTRACT (RIGHTS OF THIRD PARTIES) ACT (Cap. 53B)

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce or enjoy the benefit of any term of this Agreement.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which when taken together will constitute the same instrument.

15.	CONFIDENTIALITY

15.1.1	Except as provided by Clause 15.1.2, each Lender shall treat as confidential the provisions of the Agreement and all information it has received or obtained relating to the Borrower as a result of negotiating or entering into the Agreement.

15.1.2	A Lender may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent:

a.	required by law or any securities exchange, regulatory or governmental body or taxation authority;

b.	disclosed to its professional advisers (provided that such persons are required to treat such information as confidential); or

c.	it comes into the public domain other than as a result of a breach by a Lender of this Clause 15.

15.1.3	The confidentiality restrictions in this Clause 15 shall continue to apply after the termination of this Agreement without limit in time.

16.	GOVERNING LAW AND ARBITRATION

16.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Singapore.

16.2	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (“Dispute”), shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force which rules are deemed to be incorporated by reference into this Section. The arbitral tribunal will consist of three arbitrators to be appointed in accordance with the SIAC Rules.

16.3	The language of the arbitration shall be English and the arbitration shall be conducted in Singapore.

16.4	Each Party hereby waives any right under any law that would otherwise give a right to appeal against the decision of the arbitral tribunal. No Party shall appeal to any court against the award or decision of the arbitral tribunal.

16.5	The arbitration award shall be final and binding on the parties. No Party shall have any right to commence or maintain any suit or legal proceedings (other than for interim or conservatory measures) until the Dispute has been determined in accordance with the arbitration procedure provided in this Section and then only for enforcement of the award rendered in the arbitration. Judgment upon the arbitration award may be rendered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

16.6	Each Party agrees that:

16.6.1	the decisions of the arbitral tribunal must be made based on a majority vote of the arbitrators;

16.6.2	the arbitral tribunal must state the reasons for its decisions in writing and must make the decisions entirely on the basis of applicable laws and not on the basis of the principle of ex aequo et bono; and

16.6.3	the mandate of the arbitral tribunal duly constituted pursuant to this Agreement will remain in effect until a final arbitration award has been issued by the arbitral tribunal.

[Signature Pages Follow.]

In witness whereof the Agreement has been entered into on the date stated at the beginning.

The Borrower

Optimal AI Pte Ltd	Signature:

	Name:	Lai Kee Chwee

Witnessed by:	Designation:	CEO and Director

Name of witness:	Date:

[Signature Page to the Convertible Loan Agreement]

Lender

NAME OF INVESTOR
Signature:

Witnessed by:

Name of witness:

[Signature Page to the Convertible Loan Agreement]

Schedule A

Lender	Principal Amount	Drawdown Date		ID/Passport No.	Residence, Email & Phone Contact Information
	SGD	____/___	/_____